SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BLUE RIDGE BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT, DATED APRIL 19, 2022

– SUBJECT TO COMPLETION –

April [ •], 2022

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Blue Ridge Bankshares, Inc. (the “Company”) on June 15, 2022, at 10:00 a.m. Eastern Time. The Company’s Board of Directors has determined that the Annual Meeting will be conducted exclusively as a virtual meeting of shareholders via online live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.meetnow.global/MHHTS4P.

At the meeting, you will be asked to consider and vote on the following proposals:

1.	to elect five Company directors, each for a term of three years;

2.	to approve an amendment to the Company’s articles of incorporation to declassify the Company’s Board of Directors;

3.	to approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock from 25,000,000 to 50,000,000; and

4.	to ratify the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2022.

You will find information regarding these matters in the Proxy Statement.

You may vote your shares through the Internet, by telephone, by regular mail (if you receive a proxy card), or virtually at the Annual Meeting. On or about May [•], 2022, we will mail our shareholders a Notice containing instructions on how to obtain the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2021 on the Internet and how to vote their shares. You may read, print or download the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021 at www.investorvote.com/BRBS. You may request paper copies of these materials as well by following the instructions on the Notice. If you receive a proxy card, it also contains instructions regarding how to vote through the Internet, by telephone, by regular mail (if you receive a proxy card), or virtually at the Annual Meeting.

Your vote is important. Whether or not you plan to participate in the Annual Meeting, please take time to vote now so that your shares are represented at the meeting. We appreciate your continued support.

Sincerely,

Brian K. Plum
President and Chief Executive Officer

BLUE RIDGE BANKSHARES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The Annual Meeting of Shareholders of Blue Ridge Bankshares, Inc. (the “Company”) will be held on June 15, 2022, at 10:00 a.m. Eastern Time. The Annual Meeting will be conducted exclusively as a virtual meeting of shareholders via online live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.meetnow.global/MHHTS4P.

At the meeting, you will be asked to consider and vote on the following proposals:

1.	to elect five Company directors, each for a term of three years;

2.	to approve an amendment to the Company’s articles of incorporation to declassify the Company’s Board of Directors;

3.	to approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock from 25,000,000 to 50,000,000; and

4.	to ratify the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2022.

Only shareholders of record at the close of business on April 18, 2022 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

Amanda G. Story
Corporate Secretary

April [ •], 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: A complete set of proxy materials relating to the Annual Meeting, including the Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021, is available on the Internet at www.investorvote.com/BRBS.

On or about May [•], 2022, we will mail our shareholders a Notice containing instructions on how to obtain the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2021 on the Internet and how to vote their shares. If you are a registered shareholder, please follow the instructions on your proxy card (if you receive one) or on such Notice regarding how to obtain the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2021 on the Internet and how to vote your shares.

If your shares of the Company’s common stock are held by a broker or other custodian, then that organization is considered the shareholder of record and the shares are considered held in “street name”. The Company provided its proxy materials to the shareholder of record for distribution to you along with your voting instructions. As the beneficial owner of the shares, you have the right to direct the shareholder of record how to vote your shares. Check the information forwarded to you by the shareholder of record to see which voting methods are available to you. As a beneficial owner, you must register in advance to attend the Annual Meeting virtually on the Internet. Additional instructions are included in the Proxy Statement.

BLUE RIDGE BANKSHARES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 15, 2022

General

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Blue Ridge Bankshares, Inc. (the “Company”) for the Company’s Annual Meeting of Shareholders to be held on June 15, 2022 (the “Annual Meeting”), at the time and for the purposes set forth in the accompanying Notice of the Annual Meeting. The Annual Meeting will be conducted exclusively as a virtual meeting of shareholders via online live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.meetnow.global/MHHTS4P. The date of this Proxy Statement is April [•], 2022, and the approximate mailing date of the Notice containing instructions on how to obtain the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2021 on the Internet is May [•], 2022.

In this Proxy Statement, we refer to Blue Ridge Bankshares, Inc. and its subsidiaries as a combined entity as the “Company” unless the context requires otherwise or unless otherwise noted, and we refer to Blue Ridge Bank, National Association as the “Bank.”

Business Items of the Annual Meeting

At the Annual Meeting, you will be asked to vote on the following proposals:

1.	to elect five Company directors, each for a term of three years;

2.	to approve an amendment to the Company’s articles of incorporation to declassify the Company’s Board of Directors;

3.	to approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock from 25,000,000 to 50,000,000; and

4.	to ratify the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2022.

Shareholders will also be asked to vote on any other matters which may properly come before the Annual Meeting. Management knows of no other business to be brought before the meeting. However, if other matters do properly come before the Annual Meeting, the persons named as proxies possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the election of the director nominees named in this Proxy Statement, “FOR” approval of the amendment to the Company’s articles of incorporation to declassify the Company’s Board of Directors, “FOR” approval of the amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock, and “FOR” ratification of the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2022.

Record Date and Voting Rights of Shareholders

Only shareholders of record of the Company’s common stock at the close of business on April 18, 2022 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of the Company’s common stock outstanding and entitled to vote as of the close of business on April 18, 2022 was 18,769,815. The Company has no other class of stock outstanding. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

Quorum

The presence in person or by proxy, of holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Abstentions (and, with respect to the election of directors, votes withheld) will be included in determining the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. If a shareholder holds shares in “street name” through a broker or other custodian, those shares will not be counted for purposes of determining the presence of a quorum unless the broker or other custodian has voted on at least one of the proposals at the Annual Meeting.

Vote Required

With respect to Proposal 1, the nominees for election who receive the greatest number of affirmative votes cast, whether during the Annual Meeting or by proxy, even if less than a majority, will be elected directors. If you (1) fail to submit a proxy or vote during the Annual Meeting, (2) mark “Withhold” on your proxy for any nominee, or (3) fail to instruct your broker or other custodian how to vote with respect to Proposal 1, it will have no effect on the outcome of that proposal.

With respect to Proposal 2, approval of the amendment to the Company’s articles of incorporation to declassify the Company’s Board of Directors requires the affirmative vote of at least 80% of the outstanding shares of the Company’s common stock. If you (1) fail to submit a proxy or vote during the Annual Meeting, (2) mark “Abstain” for Proposal 2, or (3) fail to instruct your broker or other custodian how to vote with respect to Proposal 2, it will have the same effect as a vote “Against” the proposal.

With respect to Proposal 3, approval of the amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock requires the affirmative vote of more than two-thirds of the outstanding shares of the Company’s common stock. If you (1) fail to submit a proxy or vote during the Annual Meeting, (2) mark “Abstain” for Proposal 3, or (3) fail to instruct your broker or other custodian how to vote with respect to Proposal 3, it will have the same effect as a vote “Against” the proposal.

With respect to Proposal 4, ratification of the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2022 requires that the votes cast for such proposal exceed the votes cast against such proposal. If you (1) fail to submit a proxy or vote during the Annual Meeting, (2) mark “Abstain” for Proposal 4, or (3) fail to instruct your broker or other custodian how to vote with respect to Proposal 4, it will have no effect on the outcome of that proposal.

Voting Shares Held in Accounts with Brokerage Firms and Similar Organizations

If your shares are held in an account with a broker or other custodian, then your shares are held in “street name.” The firm that holds your shares, or its nominee, is considered the registered shareholder for purposes of voting at the Annual Meeting, and you are considered the beneficial owner. As a beneficial owner, you have the right to direct the firm how to vote the shares held for you, and you must follow the instructions of that firm in order to vote your shares or to change a previously submitted voting instruction. If the firm does not receive instructions from you on how to vote your shares on a non-routine matter, that firm does not have the authority to vote on that matter with respect to your shares. Check the information forwarded to you by the firm to see which voting methods are available to you. If your shares are held through a broker or other custodian and you wish to revoke your proxy or change your vote, you should contact that organization.

As a beneficial owner, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting, you must submit proof of your proxy power (legal proxy) reflecting your holdings along with your name and email address to the Company’s transfer agent, Computershare, Inc. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 6, 2022. You will receive a confirmation of your registration by email after Computershare, Inc. receives your registration materials. Requests for registration should be directed to Computershare, Inc. at the following:

By email:	Forward the email from your broker or other custodian, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:	Computershare, Inc. Blue Ridge Bankshares, Inc. Legal Proxy P.O. Box 43001 Providence, RI 02940-3001

Voting on Routine and Non-Routine Matters

If you own shares that are held in street name, and you do not provide the firm that holds the shares with specific voting instructions, then, under applicable rules, the firm that holds the shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the firm that holds such shares does not receive instructions from you on how to vote your shares on a non-routine matter, that firm will inform the inspector of election of the Annual Meeting that it does not have the authority to vote on the matter with respect to the shares. This is generally referred to as a “broker non-vote.”

Proposal 1 (election of directors), Proposal 2 (amendment to articles of incorporation to declassify the Board), and Proposal 3 (amendment to articles of incorporation to increase the number of authorized shares of common stock) in this Proxy Statement are matters that are considered non-routine under applicable rules. A broker or other custodian cannot vote without instructions on a non-routine matter, and therefore broker non-votes may exist in connection with such proposals. Proposal 4 (ratification of independent registered public accounting firm) is considered a routine matter. A broker or other custodian generally may vote on routine matters, and therefore we expect no broker non-votes in connection with Proposal 4.

Revocation and Voting of Proxies

Execution or submission of a proxy will not affect a registered shareholder’s right to attend the Annual Meeting via the Internet and vote during the meeting. Any registered shareholder who has executed or submitted a proxy may revoke it by attending the Annual Meeting via the Internet and voting during the meeting. A registered shareholder may also revoke his or her proxy at any time before it is exercised by filing a written notice with the Corporate Secretary of the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted during, any adjourned session of the Annual Meeting.

If your shares are held in street name, please follow the instructions delivered with the notice from your broker or other custodian or contact them for instructions on how to change or revoke your vote.

How Shares will be Voted

Shares represented by proxies will be voted at the Annual Meeting as follows:

•	Properly Completed Proxies – Shares represented by a properly completed proxy that contains voting instructions will be voted in accordance with the voting instructions specified in the proxy.

•

Proxies Without Voting Instructions – Shares represented by proxies that are properly signed and dated or submitted via the Internet but which do not contain voting instructions will be voted in accordance with the Board’s recommendations set forth above.

•

Abstentions – We will count a properly executed or submitted proxy indicating “Abstain” for purposes of determining whether there is a quorum present at the Annual Meeting, but the shares represented by that proxy will not be voted at the Annual Meeting.

•

Broker Non-votes – Your broker or other custodian may not vote your shares for you with respect to Proposals 1, 2, or 3 unless you provide instructions to your broker or other custodian on how to vote them. You should follow the directions provided by your broker or other custodian regarding how to instruct your broker or other custodian to vote your shares. If you do not do this, your broker or other custodian may not vote your shares with respect to Proposals 1, 2, or 3 (i.e., a broker non-vote).

A properly submitted proxy indicating “withhold” with respect to the election of one or more directors will count toward a quorum but will not be voted with respect to the director or directors indicated.

Costs of Solicitation

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary may be made in person, by telephone, email or other electronic means, or by special letter by directors, officers and regular employees of the Company, acting without extra compensation. In addition, the Company has engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of approximately $15,000.

PROPOSAL 1 – ELECTION OF DIRECTORS

The number of directors constituting the Board is currently set at 14. The Board is currently divided into three classes (I, II and III), with directors to be apportioned as evenly as possible among the classes and serving staggered three-year terms.

In March 2022, the Board unanimously approved and adopted, subject to shareholder approval at the Annual Meeting, a proposed amendment to the Company’s articles of incorporation to declassify the Board. If the Company’s shareholders approve the proposed amendment at the Annual Meeting, directors who have been elected to three-year terms prior to the effectiveness of the amendment, including directors elected at the Annual Meeting, will complete those terms. In addition, beginning with the 2023 annual meeting of shareholders, directors whose terms expire at an annual meeting of shareholders will be subject to election for a one-year term expiring at the next annual meeting.

The term of office for the Class II directors will expire at the Annual Meeting. The current Class II directors are Elizabeth H. Crowther, Robert S. Janney, Brian K. Plum, Vance H. Spilman, and Carolyn J. Woodruff. Each of the Class II directors will stand for election at the Annual Meeting for a three-year term expiring at the 2025 annual meeting.

All other directors will continue in office following the Annual Meeting and their terms will expire in either 2023 (Class III) or 2024 (Class I). Provided that the Company’s shareholders approve the proposal to amend the articles of incorporation to declassify the Board, the entire Board will be elected annually beginning with the 2025 annual meeting of shareholders.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, the persons named as nominees should become unavailable to serve, an event that management does not anticipate, proxies will be voted for such other persons as the Board may designate. Each nominee has consented to being named in this Proxy Statement and has agreed to serve, if elected. There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each director’s age and business experience, including the specific skills or attributes that qualify each director for service on the Board, and the year that each individual was first elected to the Board.

The Board recommends the nominees, as set forth below, for election. The Board recommends that shareholders vote “FOR” each of the nominees.

Nominees for Election as Directors

For Terms Expiring in 2025 (Class II)

Elizabeth H. Crowther, Ed. D., 65, joined the Board following the Company’s acquisition of Bay Banks of Virginia, Inc. (“Bay Banks”) in January 2021. From 2004 through 2019, she served as President of Rappahannock Community College (“RCC”), an institution providing high-quality educational experiences for members of the Northern Neck and Middle Peninsula communities in Virginia. Dr. Crowther is currently President Emerita of RCC. She is a member of the Boards of Directors of Bon Secours Mercy Richmond Health System, Lilian Lumber Company, and Northern Neck Insurance Company. Dr. Crowther is also Chair of the Board of Governors for St. Margaret’s School and a member of the board of Episcopal Church Schools in the Diocese of Virginia. She serves on the River Counties Community Foundation Board and is a founder and Chair of the Directors for LEAD River Counties, a regional leadership development program. Dr. Crowther is currently Vice Chairman of the Bon Secours Mercy Health Board in Richmond and is also Chair of the Virginia Outdoors Foundation, a Governor’s appointment. She earned both Bachelor of Arts and Masters of Arts degrees in English from Virginia Polytechnic Institute and State University (“Virginia Tech”) and a Doctor of Higher Education Administration degree from the College of William & Mary. Dr. Crowther brings to the Board substantial operational and managerial experience as well as deep involvement in community-based organizations.

Robert S. Janney, 72, has served as a director of the Company since 2000, and serves as the Chairman of its Governance Committee. He has been engaged in the general practice of law at the firm of Janney & Janney, PLC in Luray, Virginia since 1974. Mr. Janney has served on the counsel of the Virginia State Bar and as Chairman of the General Practices Session of the Virginia State Bar. He is a graduate of the University of Virginia College of Arts and Sciences with a major in Government with high honors as well as a graduate of the University of Virginia School of Law. Mr. Janney brings to the Board his legal background and experience, which provides insight, among other things, in matters of corporate governance and commercial law.

Brian K. Plum, 42, has served as a director of the Company since 2014 and as President and Chief Executive Officer of the Company and the Bank since December 2014. Mr. Plum previously held the positions with the Company and the Bank of Executive Vice President from 2010 to 2014, Chief Financial Officer from 2007 to 2014 and Chief Administrative Officer in 2014. Before joining the Company in 2007, he served in several positions with the accounting firm PBMares, LLP in Harrisonburg, Virginia. Mr. Plum is a graduate of Eastern Mennonite University with a Bachelor of Science in Accounting and Economics, of James Madison University with Master of Science in Accounting, and of the Darden School of Business at the University of Virginia with a Master of Business Administration. He is a Certified Public Accountant licensed in the Commonwealth of Virginia. Mr. Plum brings to the Board management and accounting experience as well as his institutional knowledge of the Company and the Bank gained through his role as President and Chief Executive Officer.

Vance H. Spilman, 60, joined the Board following the Company’s acquisition of Bay Banks in January 2021. He has served as the Chief Executive Officer of LeafSpring Schools (“LeafSpring”) and its franchisor, Prism LLC since June 2015. LeafSpring is a national chain of for-profit preschools, which operates 13 schools across the U.S. From July 2012 to May 2015, Mr. Spilman was President of SweetFrog Enterprises, LLC (“SweetFrog”), a national chain of over 300 frozen yogurt retail stores. Prior to joining SweetFrog, he was the Chief Financial Officer of the largest national Five Guy’s Burgers and Fries franchise. Mr. Spilman currently serves on the Virginia Museum of Fine Arts Foundation Board and chairs its Investment Committee. He previously served on the boards of the Jamestown/Yorktown Society, St. Catherine’s School, the Nature Conservancy and Theatre IV. Mr. Spilman received his Bachelor of Arts and Master of Business Administration degrees from the University of Virginia. Mr. Spillman brings to the Board meaningful finance and corporate strategy insight, as well as experience in closely held business operations.

Carolyn J. Woodruff, 66, has served as a director of the Company since 2019. She is the President of Woodruff Family Law Group in Greensboro, North Carolina. Ms. Woodruff is a Certified Public Accountant licensed in the state of North Carolina. She is an expert in the area of business valuation and is a frequent writer and lecturer on business valuation and federal taxation. Ms. Woodruff is an instrument-rated multi-engine airplane pilot. She graduated from Duke University School of Law with High Honors where she served as Research and Managing Editor of the Duke Law Review. She has a Bachelor of Science in Business Administration from Purdue, and she achieved a Fintech certification from Harvard University. Ms. Woodruff brings to the Board experience and knowledge in Fintech, business valuation and taxation, which provides a unique perspective, particularly in evaluating strategic acquisitions and related matters.

Incumbent Directors

Terms Expiring in 2024 (Class I)

Hunter H. Bost, 55, has served as a director of the Company since 2016. He is a private investor and real estate developer based in Durham, North Carolina. Previously, Mr. Bost served on the boards of directors of River Bancorp, Inc. (“River”) and its subsidiaries, River Community Bank and 1st Medallion Mortgage Corporation, prior to River’s merger with Blue Ridge in 2016. He also served as Chairman of River. Mr. Bost spent over 10 years in New York at Electra Partners, Merrill Lynch, and Price Waterhouse (now PwC). He has served on several non-profit boards, including Hábitat Para La Humanidad Guatemala, Mathkind, and both the Board of Visitors and the International Studies Advisory Board at the University of North Carolina at Chapel Hill. Mr. Bost was a Morehead Scholar at the University of North Carolina at Chapel Hill, where he received a Bachelor of Arts in Economics and a Master of Accounting. Additionally, he has a Master of Business Administration from the MIT Sloan School of Management and a Master of Public Administration from Harvard University’s Kennedy School of Government. Mr. Bost brings to the Board broad experience in digital assets, Fintech, real estate and investing along with a community service focus.

Mensel D. Dean, Jr., 76, has served as a director of the Company since 2013. He is a former partner at the accounting firm AM Pullen & Company (1977-1984), McGladrey & Pullen (1984-1999) and PBGH/PBMares, LLP (1999-2015). Mr. Dean has over 50 years of public accounting experience, consulting clients in numerous industries. He was selected a Super CPA by the Virginia Society of Certified Public Accountants (“VSCPA”) and Virginia Business magazine in the inaugural class in 2021. Mr. Dean is an U.S. Army veteran with service during the Vietnam War. In 2005, he was named Commonwealth of Virginia Small Business Veteran of the Year. Mr. Dean is a graduate of Bridgewater College with a Bachelor of Science in Business Administration. He is a Certified Public Accountant licensed in the Commonwealth of Virginia. Mr. Dean is currently a trustee at Bridgewater College where he is a member of the Executive Committee, Finance Committee, Investment Committee, and Chair of the Audit Committee. He is a former Board of Trustee for Rockingham Memorial Hospital (1999-2014) now part of Sentara where he served as Vice Chair of the Board, Chairman of the Audit Committee, a member of the Executive and Investment Committees. Mr. Dean is a former member of the Board and Chairman of Bridgewater Retirement Community and a former Director of Rockingham Heritage Bank/Premier Bank. He is also a member of the American Institute of Certified Public Accountants and the VSCPA. Mr. Dean brings to the Board extensive accounting and consulting experience, and broad knowledge of businesses operating in the Company’s markets.

Larry Dees, 73, has served as a director of the Company since 1992 and as Chairman of the Board since 2010. He retired in 2013 as a CPA with a sole practitioner tax and small business consulting practice in Luray, Virginia that he operated for 28 years. Mr. Dees was previously at Draffin & Tucker, LLP, a full-service regional accounting firm based in Albany, Georgia where he served as a tax specialist and bank auditor. He served in Vietnam with the U.S. Army’s 82nd Airborne Division where he was awarded the Combat Infantryman’s Badge, Bronze Star and Army Commendation Medal. Mr. Dees is a member of Christ Episcopal Church, Luray, Virginia, where he was treasurer and vestry member for over 20 years and currently serves as a trustee and treasurer of the Christ Episcopal Church Memorial Endowment Fund. He is a member of the Page Memorial Hospital Development Committee that oversees the raising of funds for capital improvements and employee development. Mr. Dees also coached Little League baseball for the Luray Recreation Department for a number of years. He is a graduate of the University of Georgia with a Bachelor of Business Administration in Accounting and a Master of Accountancy. He is a Certified Public Accountant licensed in the Commonwealth of Virginia. Mr. Dees brings to the Board extensive accounting experience and institutional knowledge of the Company gained through his long service as a director and as Chairman.

Julien G. Patterson, 70, joined the Board following the Company’s acquisition of Bay Banks in January 2021, after serving over 20 years on that board. He is past Chairman of the Board of Directors of OMNIPLEX World Services Corporation (“OMNIPLEX”), a company delivering protective security solutions to government agencies and major corporations that he founded over 30 years ago. Mr. Patterson currently owns five small businesses in the Northern Neck area of Virginia, employing over 125 local residents. Mr. Patterson’s security career began with the Central Intelligence Agency, and during his service he designed a wide variety of comprehensive and specialized security training programs and led mobile training teams. He is a past Chairman of the Virginia Economic Development Partnership, the Virginia Chamber of Commerce, the Virginia Community College Foundation and Virginia FREE, and is a past trustee of the Virginia Foundation for Independent Colleges. Mr. Patterson has chaired the Virginia Public Safety Foundation. He currently serves on the Board of Directors of Northern Neck Insurance Company. Mr. Patterson received his undergraduate and honorary doctorate degrees from Norfolk State University, and previously served on the university’s Board of Visitors. He brings to the Board innovative leadership insights and proven management solutions as a values-driven entrepreneur and builder of OMNIPLEX; as well as, diverse experience gained while serving on a variety of other business boards.

Randolph N. Reynolds, Jr., 57, joined the Board following the Company’s acquisition of Bay Banks in January 2021. He has nine years of community bank board experience. Mr. Reynolds is a Partner in Reynolds Development Company, a private real estate management and development company specializing in commercial real estate. He previously served in numerous management roles for Reynolds Metals Company, both in Richmond, Virginia and internationally. Mr. Reynolds currently serves on the Advisory Board of the Longwood College School of Business, the 1-800 Got Junk Virginia Advisory Board and the Henrico County Police Foundation Board, and has served as a member of the Board of Trustees for Collegiate School. He received a Bachelor of Arts in Economics from the College of William & Mary. Mr. Reynolds brings to the Board extensive knowledge of the commercial real estate industry, experience in senior management positions and a valuable perspective on community involvement in the Company’s market areas.

Terms Expiring in 2023 (Class III)

Richard A. Farmar, III, 64, joined the Board following the Company’s acquisition of Bay Banks in January 2021. Prior to the Company’s merger with Bay Banks, Mr. Farmar was Chairman of the Board of Virginia Commonwealth Bank and Chairman of the Board of Bank of Lancaster, prior to its merger with Virginia Commonwealth Bank. He is President of B. H. Baird Insurance Agency. Mr. Farmar joined B. H. Baird Insurance Agency in 1979 and was named President in 1999. He has received the AAI (Accredited Advisor in Insurance) and CPCU (Chartered Property Casualty Underwriter) designations. Mr. Farmar has served as President of the Independent Insurance Agents of Virginia, and as a director of the Keystone Insurers Group and Virginia Financial Services Corporation. He is currently Chairman of the Board of VCU Tappahannock Hospital, and has also served his community as president of the following organizations: the Warsaw Jaycees, the Warsaw Rotary Club and the George Washington National Memorial Association. Mr. Farmar is a graduate of Hampden-Sydney College with a B.A. in Government and Foreign Affairs. Mr. Farmar brings to the Board decades-long experience in the insurance industry, as well as extensive knowledge of the Company’s market area in the Northern Neck of Virginia.

Andrew C. Holzwarth, 49, joined the Board in December 2019. Mr. Holzwarth has been the Managing Partner of Piedmont Realty Holdings since 2009, a full service real estate development company headquartered in Charlottesville, Virginia. He holds a bachelor’s degree from Pennsylvania State University and a Master of Business Administration from the University of Virginia, Darden School of Business. Mr. Holzwarth brings to the Board knowledge of the real estate industry, particularly in the Company’s market areas.

C. Frank Scott, III, 70, joined the Board following the Company’s acquisition of Bay Banks in January 2021. He also serves as Chairman of BRB Financial Group, Inc., a financial services subsidiary of the Company providing trust, investment and wealth management services. Prior to the Company’s merger with Bay Banks, Mr. Scott was Chairman of the Board of Bay Banks and President of its bank subsidiary. Previously, he was President and Chief Executive Officer of Virginia BanCorp, Inc. (“Virginia BanCorp”) and its bank subsidiary, Virginia Commonwealth Bank, which were acquired by Bay Banks in April 2017. He has over 30 years of financial institution management experience, as a board member and an executive officer. Mr. Scott joined Virginia BanCorp’s bank subsidiary in 1999 and in 2001 became Executive Vice President, with oversight responsibilities of the bank’s operations, corporate development and business strategy. He became President and Chief Operating

Officer in 2008, and in 2011, was appointed President and Chief Executive Officer. He is currently a member of the Board of Directors of the Appomattox Educational Foundation. Mr. Scott received his Bachelor of Science degree in Finance from Virginia Tech and his Master of Business Administration. from the Charles F. Dolan School of Business at Fairfield University. Mr. Scott brings to the Board a significant level of management and leadership experience in all aspects of community banking.

William W. Stokes, 58, has served as a director of the Company since 2012. Mr. Stokes has been the Chief Financial Officer of Bio-Cat, Inc., a high-quality enzyme manufacturer based in the Charlottesville, Virginia area, since 2009. He previously spent over 20 years in commercial banking, including as a Senior Vice President and Area Executive for the Charlottesville market for StellarOne Bank (now Atlantic Union Bank) and its predecessor, Second Bank and Trust. Mr. Stokes is a graduate of North Carolina State University with a Bachelor of Arts in Accounting. Mr. Stokes brings to the Board his background in banking along with accounting experience and knowledge of the manufacturing industry.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

C. Rodes Boyd, Jr., 65, has been Executive Vice President of the Company and Executive Vice President and Chief Lending Officer of the Bank since February 2021. From April 2017 until the Company’s merger with Bay Banks, he served as Executive Vice President and Chief Lending Officer of Virginia Commonwealth Bank, Bay Banks’s bank subsidiary. Mr. Boyd joined Virginia Commonwealth Bank (then a subsidiary of Virginia BanCorp) in April 2011 and served as Executive Vice President and Chief Credit Officer until July 2012 and as Executive Vice President and Chief Banking Officer from July 2012 until Virginia BanCorp’s merger with Bay Banks in April 2017. Prior to joining Virginia Commonwealth Bank, Mr. Boyd was a Vice President of Commercial Banking with The Bank of Richmond and Gateway Bank from 2002 until 2009, and was the Richmond Market President for the Bank of Hampton Roads from March 2009 through December 2010.

LaNell DeLoach, 43, has been Executive Vice President and Chief Credit Officer of the Bank since November 2020. She is also the Chair of the Bank’s Management Loan Committee. Ms. DeLoach has more than 20 years of experience in credit risk management, oversight and administration. From October 2019 until November 2020, she served as Executive Vice President of Credit for the Bank. Prior to joining the Bank, Ms. DeLoach was the Senior Vice President, Senior Credit Officer of NewBridge Bank from September 2013 through the merger with Yadkin Bank in March 2016 until it was acquired by First National Bank (PA) in March 2017. Prior to joining NewBridge Bank in 2010, Ms. DeLoach held a variety of positions in both credit and lending with RBC Bank (USA) and BB&T (now Truist). Ms. DeLoach is a graduate of the ABA Stonier Graduate School of Banking and Wharton Leadership Program.

Judy C. Gavant, 62, has been Executive Vice President and Chief Financial Officer of the Company and the Bank since February 2021. She is also Executive Vice President, Chief Financial Officer and Treasurer of BRB Financial Group, Inc. Ms. Gavant has 40 years of experience in accounting, taxation, finance, and mergers and acquisitions. From March 2018 until the Company’s merger with Bay Banks, she served as Executive Vice President and Chief Financial Officer of Bay Banks and its bank subsidiary, Virginia Commonwealth Bank. Prior to joining Bay Banks, Ms. Gavant was Senior Vice President, Controller and Chief Accounting Officer of Xenith Bankshares, Inc. (“Xenith”) and its subsidiary bank from July 2016 until it was acquired by Atlantic Union Bankshares Corporation in January 2018. She was Senior Vice President, Controller and Principal Accounting Officer of Xenith from August 2010 until July 2016. Prior to joining Xenith in 2010, Ms. Gavant held a variety of positions with Owens & Minor, Inc., Tredegar Corporation and Dominion Energy, Inc., all publicly-traded companies. Ms. Gavant served in the audit and tax practice of PricewaterhouseCoopers LLP over a nine year period.    Ms. Gavant is a Certified Public Accountant licensed in the Commonwealth of Virginia and State of Texas.

Brett E. Raynor, 38, has been Chief Accounting Officer of the Company and the Bank since April 1, 2022. Previously, Mr. Raynor served as Senior Vice President and Director of Financial Reporting of the Bank since February 2021. He served as Senior Vice President and Controller of Virginia Commonwealth Bank from March 2018 until the Company’s acquisition of Bay Banks in January 2021. Mr. Raynor has over 15 years of experience in accounting, financial reporting, auditing, and mergers and acquisitions, including 10 years of experience with publicly-traded bank holding companies. Prior to joining Virginia Commonwealth Bank, Mr. Raynor was with Xenith, from March 2012 until it was acquired by Atlantic Union Bankshares Corporation in January 2018. Mr. Raynor held roles of progressively higher levels of responsibility in accounting and financial reporting during his tenure with Xenith. Mr. Raynor began his career with KPMG US LLP in the audit and advisory practice. Mr. Raynor is a Certified Public Accountant licensed in the Commonwealth of Virginia.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board in accordance with the Virginia Stock Corporation Act and the Company’s articles of incorporation and bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman of the Board, the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Each director of the Company also serves as a director of the Bank. Our directors are actively involved in the Company’s strategic planning process.

Board Leadership

The positions of Chairman of the Board and President and Chief Executive Officer of the Company are held by separate persons due to the distinct and time-consuming natures of these roles. The principal role of the President and Chief Executive Officer is to manage the business of the Company in a safe, sound, and profitable manner. The role of the Board, including its Chairman, is to provide independent oversight of the President and Chief Executive Officer, to oversee the business and affairs of the Company for the benefit of its shareholders, to balance the interests of the Company’s diverse constituencies including shareholders, customers, employees, bank regulators, and communities, and to identify business opportunities for the Bank and the Company’s other subsidiaries.

Board Independence

The Board in its business judgment has determined that 13 of its 14 members are “independent” as that term is defined by New York Stock Exchange (“NYSE”) rules. Mr. Plum is not an independent director due to his position as President and Chief Executive Officer of the Company.

In addition, in determining that Mr. Janney is independent under the above standards, the Board considered that Mr. Janney is a partner in the law firm of Janney & Janney, PLC and provides legal services through his law firm to the Company from time to time.

Board and Committee Meeting Attendance

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties, including attendance at meetings of the Board and its committees. In 2021, there were 14 meetings of the Company’s Board of Directors and 14 meetings of the Bank’s Board of Directors. Each director attended greater than 75% of the aggregate number of meetings of the Company’s Board of Directors and meetings of committees of which the director was a member in 2021.

Executive Sessions

The Board generally holds executive sessions of non-employee directors at each Board meeting. At least one executive session each year is held for the purpose of formally evaluating the President and Chief Executive Officer. Any independent director can request that an executive session be scheduled.

Board Involvement in Risk Oversight

The Board oversees risk to be reasonably certain that the Company’s risk management policies, procedures, and practices are consistent with corporate strategy and functioning appropriately. The Board performs risk oversight in several ways, including through the Audit and Risk Governance Committee. The Audit and Risk Governance Committee is responsible for providing fiduciary oversight to achieve the Company’s enterprise risk management vision and mission. Enterprise risk management helps achieve this vision by creating a comprehensive approach to anticipate, identify, prioritize, and manage material risks to the Company’s business strategies. The

Board establishes standards for risk management by approving policies that address and mitigate the Company’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, liquidity risk, and cybersecurity risk, as well as Bank Secrecy Act/Anti-Money-Laundering compliance. The Board also monitors, reviews, and reacts to risk through various reports presented by management, internal and external auditors, legal counsel and regulatory examiners.

Committees of the Board

The Board has, among others, a standing Audit and Risk Governance Committee, a Compensation Committee, and a Governance Committee.

Audit and Risk Governance Committee. The current members of the Audit and Risk Governance Committee are Messrs. Dean (Chair), Dees, Farmar, and Spilman, and Ms. Woodruff. The Board has determined that all members of the Audit and Risk Governance Committee are independent under the rules of the NYSE and the Securities and Exchange Commission (“SEC”), and meet the definition of independent directors as set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that all of the members of the Audit and Risk Governance Committee have sufficient knowledge in financial and auditing matters to serve on the Committee and that Messrs. Dean, Dees and Spilman, and Ms. Woodruff each qualify as an “audit committee financial expert” as defined by regulations of the SEC.

The Audit and Risk Governance Committee has adopted a charter that provides guidance to the Committee, the entire Board and the Company regarding the Committee’s purposes, goals, responsibilities, functions and its evaluation. A copy of the charter is available on the Company’s website at www.mybrb.com under “Investor Relations.” The Audit and Risk Governance Committee provides independent and objective oversight of the integrity of the Company’s financial statements, the accounting functions and internal controls of the Company and its subsidiaries and affiliates (as applicable), compliance with legal and regulatory requirements, the Company’s independent registered auditors’ qualifications and independence, and the performance of the Company’s independent registered auditors, and the Company’s internal audit function. The Audit and Risk Governance Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants and internal auditors. The Committee also reviews and advises the Board with respect to the Bank’s risk management policies, and tax policies. The Audit and Risk Governance Committee met eight times during the year ended December 31, 2021.

Compensation Committee. The current members of the Compensation Committee are Messrs. Patterson (Chair), Dees, and Janney, and Ms. Crowther. The Board has determined that all members of the Compensation Committee are independent under the rules of the NYSE and the SEC.

The Compensation Committee has adopted a charter that provides guidance to the Committee, the entire Board and the Company regarding the administration of the compensation programs and policies of the Company. A copy of the charter is available on the Company’s website at www.mybrb.com under “Investor Relations.” The Compensation Committee provides assistance to the Board in fulfilling its responsibility to shareholders, potential shareholders, and the investment community to ensure that the Company’s officers, key executives, and Board members are compensated in accordance with the Company’s total compensation objectives and executive compensation philosophy and strategy. The Committee recommends and approves the compensation policies, strategies, and pay levels necessary to support organizational objectives. The Compensation Committee met seven times during the year ended December 31, 2021.

Governance Committee. The current members of the Governance Committee are Messrs. Janney (Chair), Dean, Holzwarth, Patterson, and Reynolds. The Board has determined that all members of the Governance Committee are independent under the rules of the NYSE and the SEC.

The Governance Committee has adopted a charter that provides guidance to the Committee, the entire Board and the Company regarding the process for identifying and recommending directors to the Board. A copy of the charter is available on the Company’s website at www.mybrb.com under “Investor Relations.” The Governance Committee provides assistance to the Board in fulfilling its responsibility to shareholders, potential shareholders, regulators, and the investment community to ensure that the Board practices create a governance environment conducive to value creation and risk management. Among other things, the Governance Committee is responsible for (i) selecting and recommending to the Board nominees for election at annual meetings of shareholders, (ii) selecting and recommending to the Board nominees to fill Board vacancies, and (iii) reviewing and recommending to the full Board for approval any changes to the Company’s articles of incorporation and bylaws. The Governance Committee met four times during the year ended December 31, 2021.

In identifying potential nominees, the Governance Committee takes into account such factors as it deems appropriate, including the current composition of the Board to ensure diversity among its members. Diversity includes the range of talents, experiences, and skills that would best complement those that are already represented on the Board, the balance of management and independent directors, and the need for specialized expertise. Among other things, directors of the Company should possess the following qualifications, qualities, skills or expertise:

•	the highest ethics, integrity and values;

•	outstanding personal and professional reputations;

•	professional experience and personal expertise that help the Board create shareholder wealth and represent the interests of shareholders;

•	knowledge of issues affecting the Company;

•	the ability to exercise independent business judgment;

•	freedom from conflicts of interest;

•	demonstrated leadership skills; and

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director.

The Governance Committee considers candidates for Board membership suggested by its members, by management, and by shareholders of the Company. Candidates suggested by shareholders are considered on the same basis as candidates suggested by Committee members and management.

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, none of the Company’s executive officers serves or has served as a member of the Board, Compensation committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the Company’s directors or on its Compensation Committee.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines supplement the Company’s articles of incorporation and bylaws, the charters of the Board’s committees and the laws and regulations to which the Company is subject to provide the foundation for the Company’s governance. The guidelines cover, among other matters, the roles of the Board and management, the Board’s critical functions, and director responsibilities and qualifications. A copy of the Corporate Governance Guidelines is available on the Company’s website at www.mybrb.com under “Investor Relations.”

Environmental, Social, and Governance

The Company is committed to promoting sound Environmental, Social and Governance (“ESG”) initiatives and practices promoted through strong Board and management oversight. The Board and management believe ESG initiatives are important to the Company’s customers, its employees, its shareholders, and the communities it serves. The Board approved an executive annual cash incentive plan for 2022 that incorporates accountability for progress on carbon neutrality and diversity and inclusion initiatives. The plan provides targets around progress on the Bank’s carbon neutrality plan, implementation of a management diversity program, and the enhancement of ESG disclosures. Executives included in the plan have a material portion of their incentives at-risk for achievement of these objectives.

Environmental. During 2021, the Company began its initiative to contribute to curtailing the impacts of global climate change. The Company, through the Bank, joined the Net-Zero Banking Alliance (“NZBA”), a United Nations convened and industry-led initiative to lead practices and accountability in carbon reduction plans. The Bank will align its operations and its lending and investment portfolios to achieve net-zero emissions by 2040, while achieving intermediate performance targets by 2030. Additionally, during 2021, the Bank installed electric vehicle charging stations at two of its branch locations and is reviewing other locations for accessibility and utilization. The Company has a number of initiatives that are in various stages of study for feasibility.

Social. The Board and management are committed to employing a diverse workforce and will develop plans and metrics against which actions will be measured. Measures will also be developed for both lending and vendor relationships.

The Bank is subject to the Community Reinvestment Act (the “CRA”), under which the appropriate federal banking agency periodically assesses the Bank’s record in meeting the credit needs of the communities it serves, including low and moderate income neighborhoods. The Bank has a designated CRA officer that monitors the Bank’s compliance under this act.

The COVID-19 pandemic imposed strain on the Company’s workforce. The Bank reduced its banking hours during the critical period of the pandemic allowing employees to have more flexibility to manage their family situations. If the job function allowed, employees were afforded the opportunity to work from home, and in certain situations, employees could bring their children to work.

Governance. The Company operates under a strong governance structure, starting with the chairman of the Board of Directors that is independent from management. Members of the Board routinely undergo evaluations to assess their effectiveness. The Board has recognized that implementing an annual election schedule for all directors would support the Company’s effort to adopt best practices in corporate governance, and is asking shareholders to approve Proposal 2 at the Annual Meeting to implement annual election of directors. Employees operate under policies approved by the Company’s board or the Bank’s board of directors and complete as many as 33 courses per year, covering topics such as preventing harassment, confidentiality of data, and unfair banking practices.

Board Diversity Matrix

The following matrix summarizes areas of skills and experience that our Board considers important to maintain effective oversight of the Company. The matrix shows the skills, demographics, tenure, and other attributes that are assessed in connection with Board nominations. Although the matrix is not required, the Board voted to approve its inclusion in this Proxy Statement. Each director also contributes other important skills, experience, and personal attributes to the Board that are not reflected within the table below.

Board Skills and Diversity Matrix (As of April [ •], 2022)

	Bost	Crowther	Dean	Dees	Farmar	Holzwarth	Janney	Patterson	Plum	Reynolds	Scott	Spilman	Stokes	Woodruff
Professional Skills and Experience
Accounting and Finance	X		X	X	X	X	X	X	X	X		X	X	X
Corporate Governance/Ethics	X	X	X	X	X	X	X	X	X	X	X	X
Education		X	X		X			X				X
Executive Experience	X	X	X	X	X	X		X	X	X	X	X	X	X
Information Technology	X											X		X
Law							X							X
Mergers and Acquisitions	X	X	X		X	X	X	X	X	X	X	X		X
Private Equity	X		X		X	X		X				X		X
Risk Management	X	X	X		X	X		X	X	X	X	X		X
Strategic Planning/Oversight	X	X	X		X	X		X	X	X	X	X	X	X
Demographics
Gender Identity	M	F	M	M	M	M	M	M	M	M	M	M	M	F
African American								X
White/Caucasian	X	X	X	X	X	X	X		X	X	X	X	X	X
Board Tenure and Independence
Years	16	10	8	30	23	6	21	20	7	3	35	3.5	10	3
Independence	X	X	X	X	X	X	X	X		X	X	X	X	X

Code of Ethics

The Company has adopted a Code of Ethics and Conflict of Interest Policy that applies to directors, executive officers and employees of the Company and the Bank. A copy of the code is available on the Company’s website at www.mybrb.com under “Investor Relations.”

Communications with Directors

Any director may be contacted by writing to the named director, c/o Blue Ridge Bankshares, Inc., 1807 Seminole Trail, Charlottesville, Virginia 22901. Communications to the non-management directors as a group may be sent to the same address, c/o the Corporate Secretary of the Company. The Company promptly forwards all such correspondence to the indicated directors.

OWNERSHIP OF COMPANY COMMON STOCK

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth information as of April 18, 2022, regarding the number of shares of the Company’s common stock beneficially owned by each director, each named executive officer (see “Executive Compensation”) and by all directors and executive officers as a group. In addition, the table includes information with respect to persons known to the Company who own or may be deemed to own more than 5% of the Company’s common stock as of April 18, 2022. Unless otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors and Named Executive Officers:
Hunter H. Bost	71,031	(2)(3)	*
C. Rodes Boyd, Jr.	18,503	(3)(4)(5)	*
Elizabeth H. Crowther	8,997	(3)	*
Mensel D. Dean, Jr.	81,885	(2)(3)	*
Larry Dees	235,661	(2)(3)	1.26%
Richard A. Farmar, III	35,610	(3)(4)	*
Judy C. Gavant	34,940	(3)(4)(5)	*
Andrew C. Holzwarth	136,768	(2)(3)	*
Robert S. Janney	111,950	(2)(3)	*
Julien G. Patterson	273,168	(3)(4)	1.46%
Brian K. Plum	102,537	(3)(5)	*
Randolph N. Reynolds, Jr.	18,039	(2)(3)	*
C. Frank Scott, III	182,348	(2)(3)(4)(5)	*
Vance H. Spilman	23,241	(3)(4)	*
William W. Stokes	18,039	(3)	*
Carolyn J. Woodruff	65,917	(2)(3)	*
All of the Company’s directors and executive officers as a group (18 individuals)	1,435,432	(6)	7.65%
5% Shareholders:
Richard T. Spurzem	1,822,358	(7)	9.71%

*	Represents less than 1% of outstanding common stock.
(1)

Based on 18,769,815 shares of the Company’s common stock outstanding as of April 18, 2022. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days. The mailing address of the directors and executive officers included in the table is 1807 Seminole Trail, Charlottesville, Virginia 22901.

(2)

Includes shares held by affiliated corporations, spouses, other close relatives and dependent children, or as custodians or trustees, as follows: Mr. Bost, 28,071; Mr. Dean, 79,375; Mr. Dees, 225,000; Mr. Holzwarth, 10,000; Mr. Janney, 77,302; Mr. Reynolds, 4,053; Mr. Scott, 104,505; and Ms. Woodruff, 3,232.

(3)

Includes shares of unvested restricted stock, as follows: Mr. Bost, 1,395; Mr. Boyd, 5,250; Dr. Crowther, 1,333; Mr. Dean, 2,510; Mr. Dees, 1,705; Mr. Farmar, 1,333; Ms. Gavant, 4,000; Mr. Holzwarth, 1,333; Mr. Janney, 1,395; Mr. Patterson, 2,789; Mr. Plum, 32,748; Mr. Reynolds, 1,333; Mr. Scott, 1,395; Mr. Spilman, 1,866; Mr. Stokes 2,650, and Ms. Woodruff, 1,999. These shares can be voted at the Annual Meeting.

(4)

Includes shares that may be acquired pursuant to currently exercisable stock options as follows: Mr. Boyd, 3,750; Mr. Farmar, 8,683; Ms. Gavant, 7,500; Mr. Patterson, 1,183; Mr. Scott, 13,183; and Mr. Spilman, 1,125.

(5)	Includes shares allocated to the participant’s account in one of the Company’s Employee Stock Ownership Plan, as follows: Mr. Boyd, 9,503; Ms. Gavant, 3,233; Mr. Plum, 14,538; and Mr. Scott, 36,693.
(6)

Includes 66,476 shares allocated to accounts in the Company’s Employee Stock Ownership Plan, 74,034 shares of unvested restricted stock, and 37,299 shares that may be acquired pursuant to currently exercisable stock options.

(7)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 8, 2022. The Schedule 13G/A reports that, as of December 31, 2021, Richard T. Spurzem has sole voting power and dispositive power with respect to 1,753,262 shares of common stock owned directly by him and 69,096 shares of common stock owned by Sandbox, LLC, of which he is the sole manager. The mailing address of Mr. Spurzem is 810 Catalpa Court, Charlottesville, Virginia 22903.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who beneficially own more than 10% of its common stock, to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of Forms 3, 4, and 5 filed with the SEC during the year ended December 31, 2021, the Company believes that all directors, executive officers and beneficial owners of more than 10% of its common stock timely complied with all of the filing requirements applicable to them with respect to transactions during the year ended December 31, 2021, except as follows.

A Form 4 for each of Messrs. Bost, Dean, Dees, Farmar, Holzwarth, Janney, Patterson, Reynolds, Scott, Spilman and Stokes and Ms. Crowther and Ms. Woodruff was filed late with respect to shares of the Company’s common stock that each director received in July 2021 in connection with board service. A Form 4 for Mr. Reynolds was filed late for options exercised totaling 375 shares of the Company’s common stock in June 2021. A Form 4 for Ms. Gavant was filed late with respect to 4,000 shares of the Company’s common stock that she received in July 2021. A Form 4 for Amanda G. Story was filed late with respect to 1,500 shares of the Company’s common stock that she received in July 2021. A Form 4 for Mr. Plum was filed late with respect to 10,248 shares of the Company’s common stock that he received in July 2021. A Form 3 for Mr. Boyd was filed late, as well as a late Form 4 with respect to 6,783 shares of the Company’s common stock that he received in exchange of the Bay Banks of Virginia, Inc. merger, 7,000 shares of the Company’s common stock that he received in February 2021, 7,270 shares of the Company’s common stock that he sold in March 2021 and stock options for 2,500 shares of the Company’s common stock that he received in February 2021.

Securities Hedging

The Company does not have any practices or policies regarding the ability of employees or directors to engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s common stock (including prepaid variable forward contracts, short sales, equity swaps, puts, collars, exchange funds, or similar transactions).

EXECUTIVE COMPENSATION

Principles and Objectives of the Company’s Compensation Program

The Company’s executive compensation program is designed to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner to promote its growth and profitability and advance the interest of its shareholders. Additional objectives of the Company’s executive compensation program include the following:

•	to align executive pay with shareholders’ interests;

•	to recognize individual initiative and achievements; and

•	to deter excessive risk taking.

The Company’s executive compensation program currently consists of base salaries, cash payments in the form of annual cash incentives and discretionary annual bonuses, equity compensation in the form of restricted stock awards, and other benefits and perquisites.

How Executive Compensation Levels are Determined

The Company’s executive compensation programs are administered by or under the direction of its Compensation Committee. The Compensation Committee makes recommendations to the Board for all decisions regarding the compensation of the Company’s executive officers, and the Board either approves, modifies, or rejects these recommendations.

In determining the compensation of its executive officers, the Company’s Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonuses, equity compensation, retirement benefits and other benefits, using a number of factors including the following:

•	the Company’s financial, operating, and competitive performance measured by attainment of strategic objectives and operating results on a standalone basis and relative to peer companies;

•

the duties, responsibilities, and performance of each executive officer of the Company, including the achievement of identified goals for the year as they pertain to the areas of the Company’s operations for which the executive is personally responsible and accountable;

•	historical cash and other compensation levels; and

•	comparative industry market data to assess compensation competitiveness.

The role of the Company’s Chief Executive Officer in determining executive compensation is limited to input in the performance evaluation of the other “named executive officers” of the Company. The Company’s Chief Executive Officer has no input in the determination of his own compensation, which is determined by the independent members of the Board after receiving a recommendation by the Compensation Committee. Likewise, the other named executive officers have no role in the determination of their own compensation. The named executive officers of the Company for 2021 are identified in the Summary Compensation Table below.

Role of Compensation Consultant

During 2021, the Company’s Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“PM”), an independent third-party executive compensation consultant without any previous relationship with management or the Company. PM attended a majority of the Compensation Committee meetings to provide the Compensation Committee and the Board advice on compensation trends and issues. PM also provided an annual compensation study comparing the Company’s compensation practices and amounts to a peer group of similarly-sized banks. The compensation study included executive compensation. The Compensation Committee incorporated the advice of PM in all of its decision-making processes and recommendations to the Board.

Base Salary

The Company’s executive compensation program has substantially relied on base salary as its primary component. Base salary is paid to recognize the day-to-day duties and responsibilities of the Company’s executive officers. In addition to the factors described earlier in this section, individual base salary determinations involve consideration of market competitiveness, incumbent qualifications, performance and service longevity. Effective January 1, 2021, the named executive officers received merit increase adjustments. The base salaries for 2021 after these adjustments were:

Name	Position	Base Salary
Brian K. Plum	President and Chief Executive Officer of the Company and the Bank	$525,000
Judy C. Gavant	Chief Financial Officer of the Company and the Bank	$260,000
C. Rodes Boyd, Jr.	Executive Vice President of the Company and Chief Lending Officer of the Bank	$240,000

Cash Bonus Payments

The Company maintains an annual cash incentive program for its executive officers. This program includes establishing a target award in an amount equal to a set percentage of the officer’s base salary, with the ultimate award earned based on the Company’s performance in certain areas of its operations. In 2021, the Compensation Committee established performance goals in the following key areas: risk management, asset quality, held-for-investment loan growth, noninterest demand deposit account growth, and net income. The amounts earned by the officers under such program could be modified, reduced or eliminated in the discretion of the Compensation Committee based on the Company’s performance and other factors.

The Compensation Committee is also authorized by the Board to consider providing the Company’s executive officers with discretionary cash bonuses as part of the total mix of compensation paid to the officers. Such bonuses, if any, are made on an annual basis after the Compensation Committee assesses the performance of each of the named executive officers and the Company during the most recently completed fiscal year. The goal of the Compensation Committee is to award such discretionary bonus payments commensurate with the officer’s performance during such year. The amounts of the discretionary cash bonuses are provided under the “Bonus” column of the Summary Compensation Table.

Stock-Based Compensation

The Company’s Equity Incentive Plan is administered by the Compensation Committee, which has the power to identify which participants will be granted awards, and determines the terms and conditions applicable to the awards. In 2021, Mr. Plum was granted time-based restricted stock awards with respect to 10,248 shares, Mr. Boyd was granted time-based restricted stock awards with respect to 10,500 shares and Ms. Gavant was granted time-based restricted stock awards with respect to 4,000 shares.

Summary Compensation Table

The following table sets forth certain information regarding the compensation paid to or earned by the named executive officers of the Company for the years presented.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Brian K. Plum	2021	$525,000	$—	$183,747	$159,432	$21,480	$889,659
President and Chief Executive Officer	2020	$400,000	$100,000	$225,000	$—	$28,660	$753,660
C. Rodes Boyd, Jr. (5) Executive Vice President and Chief Lending Officer	2021	$220,000	$25,000	$136,185	$33,833	$127,043	$542,061
Judy C. Gavant (6) Executive Vice President and Chief Financial Officer	2021	$238,333	$—	$71,720	$66,909	$20,260	$397,222

(1)	Consists of discretionary performance cash bonuses.
(2)

The amounts represent the grant date fair value of the awards calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. Awards consist of time-based restricted stock that vest over a period of three years. Assumptions used in the calculation of these amounts are included in Note 12 of the Company’s audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2021.

(3)

The amounts represent cash payments under the Company’s annual cash incentive program that provides for awards based on the performance of the Company in five key areas: risk management, asset quality, held-for-investment loan growth, noninterest demand deposit account growth, and net income.

(4)

The amounts represent the Company’s contributions to the employee stock ownership plan, 401(k) plan, and employee health and wellness plans. With respect to Mr. Boyd, the amount also includes $100,000 credited to Mr. Boyd’s deferred compensation plan in connection with the Company’s acquisition of Bay Banks on January 31, 2021, which amount vested on December 31, 2021. An additional $100,000 has been credited to Mr. Boyd’s deferred compensation plan and will vest on January 31, 2023 if Mr. Boyd remains employed on such date.

(5)

In connection with the Company’s acquisition of Bay Banks on January 31, 2021, Mr. Boyd was appointed Executive Vice President of the Company and Chief Lending Officer of the Bank. The 2021 amounts reflect compensation he earned during the remainder of 2021.

(6)

In connection with the Company’s acquisition of Bay Banks on January 31, 2021, Ms. Gavant was appointed Chief Financial Officer of the Company and of the Bank. The 2021 amounts reflect compensation she earned during the remainder of 2021.

Outstanding Equity Awards

The following table provides certain information on the value of unexercised stock options and unvested restricted stock previously awarded to the Company’s named executive officers and outstanding as of December 31, 2021. The restricted stock award amounts reflect a three-for-two stock split the Company declared on March 17, 2021.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)
Brian K. Plum	July 1, 2021 July 1, 2020					10,248 15,000	(3) (3)	$ $	183,439 268,500
C. Rodes Boyd, Jr.	(4) (4) February 1, 2021	1,875 1,875	$ $	13.80 10.80	12/7/2027 6/12/2029	5,250	(5)		$93,975
Judy C. Gavant	(4) (4) July 1, 2021	3,750 3,750	$ $	13.15 10.80	6/7/2028 6/12/2029	4,000	(3)		$71,600

(1)	All stock options are exercisable.
(2)	The market value of unearned shares that have not vested is based on the closing sales price of the Company’s common stock on December 31, 2021 ($17.90 per share).
(3)

The restricted stock awards vest evenly on the first, second and third anniversaries of the grant date, provided that the executive has remained continuously employed with the Company through the applicable vesting date.

(4)	The stock options were assumed in connection with the Company’s acquisition of Bay Banks on January 31, 2021.
(5)	The restricted stock awards vest on December 31, 2022, provided that the executive has remained continuously employed with the Company through such vesting date.

Equity Incentive Plan

The Board has adopted the Blue Ridge Bankshares, Inc. Equity Incentive Plan in order to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate and retain employees, directors and consultants upon whose judgment, initiative and efforts the financial success and growth of the business of the Company largely depend. The Company’s Compensation Committee administers the plan, identifies which participants will be granted awards, and determines the terms and conditions applicable to the awards. To date, the Compensation Committee has only issued shares of restricted stock under the plan. The value of the stock awarded is based on the fair market value of the Company’s common stock at the time of the grant. The Company recognizes compensation expense equal to the value of such awards over the applicable vesting period.

Under the Equity Incentive Plan, of the 600,000 shares authorized, 247,626 shares were available for granting purposes as of December 31, 2021. No stock options have been awarded under the plan. In connection with the Company’s acquisition of Bay Banks on January 31, 2021, the Company assumed certain equity compensation plans of Bay Banks and stock options as of the date of the acquisition. As of December 31, 2021, options with respect to 57,607 shares remain outstanding.

Other Benefit Plans

401(k) Plan. The Company has a contributory 401(k) plan. All salaried employees of the Company are eligible to contribute at hire date and begin to receive the employer match beginning after 12 months of service. Participants can elect to contribute up to 95% of their compensation, provided that the amount contributed does not exceed the maximum amount allowed by law. The Company matches 100% of the first 5% of compensation contributed by each participant. Employees become 100% vested in the Company’s match after six years of service. Distributions to participants are made at death, retirement or other termination of employment. Normal retirement age is considered 65 and early retirement is considered 55 with 10 years of service.

Employee Stock Ownership Plan (“ESOP”). The Company has an ESOP that covers eligible employees. Benefits in the plan vest over a six-year period. Contributions to the plan are made at the discretion of the Board and may include both the matching component to employees’ elective deferrals into the 401(k) plan and discretionary profit contributions. The Company’s ESOP held a total of 192,066 shares of the Company’s common stock at December 31, 2021. All shares issued to and held by the plan are considered outstanding in the computation of earnings per share. In connection with the Company’s acquisition of Bay Banks on January 31, 2021, the Company assumed the Bay Banks of Virginia, Inc. ESOP. The Bay Banks of Virginia, Inc. ESOP held a total of 361,500 shares of the Company’s common stock at December 31, 2021.

Employment and Change in Control Agreements

Securing the continued service of key executives is essential to the successful future of the Company. Employment agreements and change in control agreements can assist the Company by attracting and retaining key executives. Below is a description of the current agreements that the Company has with its named executive officers.

Employment Agreement with Brian K. Plum. Mr. Plum’s employment agreement was entered into on November 1, 2011 and the initial term expired on December 31, 2013. The agreement was renewed for successive two-year periods beginning on January 1, 2014. The agreement will continue to renew for additional two-year periods on January 1st of each even numbered year unless the Company gives notice of nonrenewal at least 12 months prior to the expiration of the then current term. Pursuant to the agreement, Mr. Plum is entitled to receive an annual base salary as determined by the Board. His current base salary is $541,000. Mr. Plum is entitled to cash bonuses and stock-based awards in such amounts as may be determined by the Board in accordance with the terms and conditions of the applicable incentive plans in effect from time to time. Pursuant to his agreement, Mr. Plum may only be terminated by the Company with the approval of at least two-thirds of the Board. If Mr. Plum is terminated without “cause” (as defined in his agreement), he will be entitled to continuation of his base salary and benefits for a period of 12 months following his termination. Mr. Plum is subject to customary non-competition and non-solicitation restrictions for a period of one year after termination of his employment for any reason; provided, however, that if the Company elects not to renew his employment agreement, Mr. Plum will not be subject to such restrictions following the expiration of the agreement.

Change in Control Agreement with Brian K. Plum. Mr. Plum’s change in control agreement was entered into on January 1, 2011 and the initial term expired on December 31, 2013. The agreement was renewed for successive one-year periods beginning on January 1, 2014. The agreement will continue to renew for additional one-year periods on January 1st of each year unless the Company gives notice of nonrenewal at least 90 days prior to the expiration of the then current term. Under the terms of the agreement, the Company or its successor must continue to employ Mr. Plum for a term of three years after the date of a change in control of the Company. During such period, Mr. Plum is entitled to retain commensurate authority, responsibilities, and compensation benefits. The agreement requires the Company or its successor to pay Mr. Plum a base salary at least equal to his base salary for the year immediately prior to the change in control, and a bonus at least equal to the annual bonus paid prior to the change in control. If Mr. Plum’s employment is terminated during the three-year period other than for “cause” or “disability” (as defined in his agreement), or if he terminates his employment because a material term of his contract is breached by the Company or its successor, he will be entitled to a lump-sum cash payment within 30 days after the date of termination. This lump sum amount will be equal to the sum of his annual base salary, annual bonus and equivalent benefits.

Employment Agreement with Judy C. Gavant. In connection with entering into the merger agreement with Bay Banks, the Company and the Bank entered into an employment agreement with Ms. Gavant pursuant to which she was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank effective upon the merger. Ms. Gavant’s employment agreement provides for a two-year term beginning on the effective date of the merger (January 31, 2021), unless terminated earlier in accordance with the terms of the agreement. The employment agreement provides for a minimum base salary of $260,000 per year. Ms. Gavant will have the opportunity to earn annual cash bonus payments in such amounts and at such times as may be determined by the Board.

Ms. Gavant’s employment agreement provides for benefits in the event of a termination of her employment by the Company without “cause” or by her for “good reason” (as those terms are defined in the employment agreement). In such cases, Ms. Gavant will be entitled to receive her then-current base salary for the lesser of the remainder of the term of her agreement and the period of time she has been employed by the Company and Bay Banks and a welfare continuance benefit. Ms. Gavant’s entitlement to the foregoing severance payments is subject to her execution of a release and waiver of claims against the Company and the Bank and her compliance with the restrictive covenants provided in the employment agreement.

Ms. Gavant’s employment agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non-solicitation covenants generally continue for a period of 12 months following the expiration of the employment agreement.

Employment Agreement with C. Rodes Boyd, Jr. In connection with the merger with Bay Banks, the Company and the Bank entered into an employment agreement with Mr. Boyd pursuant to which he was appointed Executive Vice President of the Company and Executive Vice President and Chief Lending Officer of the Bank effective upon the merger. Mr. Boyd’s employment agreement provides for a two-year term beginning on the effective date of the merger (January 31, 2021), unless terminated earlier in accordance with the terms of the agreement. The employment agreement provides for a minimum base salary of $240,000 per year. Mr. Boyd will have the opportunity to earn an annual cash bonus equal to 25% of base salary and will be entitled to participate in other benefit plans and programs as in effect from time to time. In addition, upon consummation of the merger, Mr. Boyd received a cash bonus of $400,000 and a restricted stock award of 7,000 shares of common stock of the Company, vesting 50% on December 31 in each of 2021 and 2022. Mr. Boyd also received a contribution to the Company’s deferred compensation plan providing for a maximum benefit of $200,000, subject to vesting. On the date the conversion of the core operating systems of the Bank and Virginia Commonwealth Bank was complete, Mr. Boyd received a payment in the amount of $25,000.

Mr. Boyd’s employment agreement provides for benefits in the event of a termination of his employment by the Company without “cause” or by him for “good reason” (as those terms are defined in the employment agreement). In such cases, Mr. Boyd will be entitled to receive his then-current base salary for the remainder of the term of his agreement and a welfare continuance benefit, and his restricted stock award and deferred compensation plan benefit will vest. Mr. Boyd’s entitlement to the foregoing severance payments is subject to his execution of a release and waiver of claims against the Company and the Bank and his compliance with the restrictive covenants provided in the employment agreement.

Mr. Boyd’s employment agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-compete and non-solicitation covenants generally continue for a period of 12 months following the expiration of the employment agreement.

DIRECTOR COMPENSATION

The following table shows the compensation earned by each of the non-employee directors of the Board during2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards (2)(3) ($)	Total ($)
Hunter H. Bost	$32,800	$25,012	$57,812
Robert B. Burger, Jr. (4)	26,200	—	26,200
Elise Peters Carey(4)	26,200	—	26,200
Elizabeth H. Crowther	30,100	23,901	54,001
Mensel D. Dean, Jr..	23,800	45,004	68,804
Larry Dees	40,500	30,571	71,071
Richard A. Farmar, III	30,100	23,901	54,001
Kenneth E. Flynt(4)	26,200	—	26,200
James E. Gander, II(4)	9,700	—	9,700
Andrew C. Holzwarth	31,300	23,901	55,201
Robert S. Janney	32,800	25,012	57,812
Julien G. Patterson	20,250	50,007	70,257
Randolph N. Reynolds, Jr.	30,450	23,901	54,351
C. Frank Scott, III	31,850	25,012	56,862
Mark W. Sisk(4)	26,200	—	26,200
Vance H. Spilman	22,558	33,457	56,015
William W. Stokes	22,675	47,515	70,190
A. Pierce Stone(4)	9,700	—	9,700
Malcolm R. Sullivan, Jr. (4)	42,800	—	42,800
Donald R. Vaughan(4)	42,700	—	42,700
Carolyn J. Woodruff	27,425	35,842	63,267

(1)	Beginning in June 2021, directors could elect to receive a portion of cash compensation in Bitcoin. Of the 13 outside directors, 11 made this election.
(2)

The amounts represent the grant date fair value of the awards calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 12 of the Company’s audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2021.

(3)

Restricted stock awarded in 2021, as follows: Mr. Bost, 1,395 shares; Dr. Crowther, 1,333 shares; Mr. Dean, 2,510 shares; Mr. Dees, 1,705 shares; Mr. Farmar, 1,333 shares; Mr. Holzwarth, 1,333 shares; Mr. Janney, 1,395 shares; Mr. Patterson, 2,789 shares; Mr. Reynolds, 1,333 shares; Mr. Scott, 1,395 shares; Mr. Spilman, 1,866 shares; Mr. Stokes, 2,650 shares; and Ms. Woodruff, 1,999 shares.

(3)

Messrs. Burger, Flynt, Gander, Sisk, Stone, Sullivan, and Vaughan and Mrs. Carey resigned from the Board on January 31, 2021 in connection with the Company’s acquisition of Bay Banks. Each of the directors were paid fees commensurate with the remaining term they had left to serve, notwithstanding their resignation.

In 2021, non-employee directors of the Company received a $43,000 annual retainer, payable monthly, with the exception of Committee Chairmen, who received a $45,000 annual retainer, and the Chairman of the Board, who received a $55,000 annual retainer. Beginning in June 2021 and continuing until July 2022, the Board of Directors voted to change the annual director compensation cycle from January to December, to June to July. Also beginning in June 2021, the directors are permitted to elect to receive a portion of the retainer payment in the Company’s common stock and all directors took such election. The market value of the stock issued to the directors was based on the closing price of the Company’s common stock on the date the stock was issued. Mr. Plum, as an executive officer of the Company, is not separately compensated for his service on the boards of the Company and the Bank.

INTEREST OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

Some of the directors and officers of the Company are at present, as in the past, customers of the Company, and the Company has had, and expects to have in the future, banking relationships in the ordinary course of its business with directors, officers, principal shareholders, and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company. These transactions do not involve more than the normal risk of collectability or present other unfavorable features.

There are no legal proceedings to which any director, officer, or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

The Company has not adopted a formal policy that covers the review and approval of related person transactions by the Board. The Board, however, does review all such transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction, and any other material information. The Company’s Governance Committee also has the responsibility to review significant conflicts of interest involving directors or executive officers.

Mason K. Dees, Chief Innovation Officer – FinTech for the Bank, is the son of Larry Dees, a director of the Company. In 2021, Mr. Dees received total compensation of approximately $258,375, including base salary, incentive bonus payments, and restricted stock awards. He also participates in Company benefit plans available to all other employees in similar positions, and is compensated in a manner consistent with the Company’s compensation practices applicable to employees with similar qualifications, responsibilities, and contributions to the Company.

In connection with entering into the merger agreement with Bay Banks, the Company and the Bank entered into an employment agreement with Randal R. Greene, the former President and Chief Executive Officer of Bay Banks, pursuant to which he was appointed President and Chief Operating Officer of the Company and President and Chief Executive Officer of the Bank, effective upon the merger. He was also appointed a director of the Company and the Bank. Effective March 12, 2021, Mr. Greene resigned from all such positions.

Pursuant to Mr. Greene’s employment agreement, the Company will continue to pay Mr. Greene an amount equal to his base salary at the time his employment was terminated ($492,000) through the remainder of the term of the agreement, which ends at the Company’s 2024 Annual Meeting. Mr. Greene is also entitled to a welfare continuance benefit equal to $22,500. Mr. Greene’s entitlement to the foregoing severance payments is subject to a signed release and waiver of claims against the Company and the Bank and his compliance with the restrictive covenants provided in the employment agreement relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation.

PROPOSAL 2 – APPROVAL OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION

TO DECLASSIFY THE COMPANY’S BOARD OF DIRECTORS

Background

Article VI of the Company’s articles of incorporation, as amended, currently divides the Board of Directors into three classes. Each class is elected for a three-year term, with the terms staggered so that approximately one-third of directors, plus any newly appointed directors, stands for election each year. There are currently five Class II directors, whose term expires at the Annual Meeting; four Class III directors, whose term expires at the 2023 annual meeting of shareholders; and five Class I directors, whose term expires at the 2024 annual meeting of shareholders.

In the past, the Company’s various Boards of Directors have believed that a classified board structure served the best interests of the Company and its shareholders. Among other considerations, classified boards generally can provide for company and board continuity and stability, promote director independence that is less subject to management or outside influence, and inhibit coercive takeover tactics and special interest groups focused on short-term gain from taking rapid control of a company without giving its board the opportunity to negotiate the payment of an appropriate premium.

While the Board continues to believe these are important considerations, the Board also understands that the corporate governance best practices in recent years have moved away from classified boards in favor of electing all directors annually. As part of its ongoing responsibilities to monitor current developments in corporate governance and review and recommend changes to the Company’s governing documents, the Governance Committee evaluated the classified board structure during early 2022 and considered, among other things, that an annual election of all directors would provide shareholders with greater opportunity to register their views at each annual meeting on the performance of the entire Board over the prior year.

After carefully weighing these considerations, the Board concluded that the annual election of all directors will both enhance our corporate governance practices and be an effective way to maintain and enhance the accountability of the Board. Accordingly, the Board, upon the recommendation of the Governance Committee, unanimously determined that it is in the best interests of the Company to eliminate the classified board structure.

The Proposal

On March 16, 2022, upon recommendation of the Governance Committee, the Board unanimously approved and adopted, subject to shareholder approval, a proposed amendment to Article VI of the Company’s articles of incorporation to eliminate the Board’s classified structure. The text of the revised Article VI, marked with proposed deletions indicated by strike-outs and proposed additions indicated by underline, is attached to this Proxy Statement as Appendix A. If approved by shareholders, this proposed amendment would become effective upon the filing of articles of amendment with the State Corporation Commission of the Commonwealth of Virginia. Further, if this proposed amendment is approved by shareholders, conforming amendments will be made to the Company’s bylaws to reflect the elimination of the Company’s classified Board structure.

If the proposed amendment is approved by shareholders, the annual election of all directors would be phased in over a three-year period, commencing at the 2023 annual meeting of shareholders. Declassification would not result in the curtailment of any director’s term of office. Rather, all current directors, including the directors elected at the Annual Meeting to serve for three-year terms expiring at the 2025 annual meeting, would complete their present three-year terms. Directors whose terms expire at the 2023 and 2024 annual meetings of shareholders would be nominated for election for one-year terms. Beginning with the 2025 annual meeting, all director nominees would be nominated for election for one-year terms.

If this proposal does not receive the required number of votes in favor, Article VI of the Company’s articles of incorporation will not be amended, and all directors will continue to serve three-year terms.

Shareholder Vote Required

Approval of the amendment to the Company’s articles of incorporation to declassify the Board of Directors requires the affirmative vote of at least 80% of the outstanding shares of the Company’s common stock. Failures to vote, abstentions, and broker non-votes will not count as votes cast on the proposal, and, accordingly, will have the same effect as votes against the proposed amendment.

The Board recommends that shareholders vote “FOR” approval of this proposal to amend the Company’s articles of incorporation to declassify the Board of Directors.

PROPOSAL 3 – APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

Background

Article II of the Company’s articles of incorporation, as amended, currently authorizes the issuance of 25,000,000 shares of common stock, no par value per share.

Since 2016, the Company has issued an aggregate of approximately 8,370,660 shares of its common stock in connection with its acquisitions of other financial institutions (River Bancorp, Inc. in 2016, Virginia Community Bankshares, Inc. in 2019 and Bay Banks of Virginia, Inc. in 2021), as well as 1,536,731 shares of its common stock in 2019 in connection with a capital raise to support, among other things, expansion into the Greensboro, North Carolina market. In addition, in 2017 and 2021, the Company issued an aggregate of approximately 7,128,777 shares of its common stock in connection with stock splits effected in the form of stock dividends.

The Company also issues shares of common stock and other stock-based awards as part of its compensation programs. The following table summarizes the shares of common stock issued and outstanding, and reserved for issuance under the Blue Ridge Bankshares, Inc. Equity Incentive Plan:

	As of April 18, 2022	Impact of Proposed Amendment	Upon Effectiveness of Proposed Amendment
Shares issued and outstanding	18,769,815	—	18,769,815
Remaining shares reserved under the equity incentive plan	309,500	—	309,500
Unallocated shares available for future issuance	6,172,619	25,000,000	31,172,619

Shares authorized	25,000,000	25,000,000	50,000,000

Unallocated shares available for future issuance as a percentage of shares potentially outstanding	32.89%		62.35%

The Proposal

On March 16, 2022, the Board unanimously approved and adopted, subject to shareholder approval, a proposed amendment to the Company’s articles of incorporation, providing for an increase in the authorized number of shares of common stock, no par value per share, from 25,000,000 to 50,000,000.

Except as set forth below, Article II of the Company’s articles of incorporation would remain unchanged by this amendment. The relative rights of the holders of common stock under the articles of incorporation would also remain unchanged. Subsection A of Section 1 of Article II of the articles of incorporation, as amended by the proposed amendment, is set forth below:

A.	The Corporation is authorized to issue fifty million (50,000,000) shares of capital common stock with no stated par value.

The Board believes that, with the current level of authorized common stock, the Company is constrained in its ability to pursue strategies intended to support its growth strategy and to enhance shareholder value. The Board considers the proposed amendment desirable because it will help to avoid the possible delays and significant expense of calling and holding a special meeting of shareholders to increase the authorized number of shares of the Company’s common stock at a later date and will enhance the Company’s ability to respond promptly to opportunities for acquisitions, mergers, stock splits, and additional financings. Such a delay may result in the Company’s inability to consummate a desired transaction under a required deadline. By having additional shares of common stock authorized, the Company can be prepared to act quickly as opportunities arise.

The Company has no present plan, agreement, or understanding involving the issuance of common stock, except for shares required or permitted to be issued under the Company’s Equity Incentive Plan, ESOP, and dividend reinvestment or similar plans that it may implement in the future. It is possible, however, that merger and acquisition opportunities involving the issuance of shares of common stock will develop. It is also possible that an increase in the market price of common stock, and conditions in capital markets in general, may make a stock dividend, a stock split, or a public or private offering of common stock desirable.

As is the case with the shares of common stock that are currently authorized but unissued, if the proposed amendment to the Company’s articles of incorporation is adopted by the shareholders, the additional authorized shares of common stock may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board may determine without further shareholder approval, except to the extent that shareholder approval is required by applicable laws, rules, or regulations. In general, because shares of common stock are listed on the NYSE American exchange, shareholder approval must be obtained, under applicable NYSE rules, prior to the issuance of shares for certain purposes, including the issuance of greater than 20% of the then outstanding shares of common stock or voting power in connection with a private financing or an acquisition or merger. In addition, under the Virginia Stock Corporation Act, the Company’s shareholders must approve a share issuance in connection with a merger or acquisition if the number of shares to be issued exceeds by more than 20% the total number of outstanding shares of the Company immediately before the merger or acquisition.

Any future issuance of additional common stock could have a dilutive impact on the book value and earnings per share of the outstanding shares and would decrease the relative voting power of the then current shareholders. Shareholders do not generally have any preemptive or other rights to subscribe for any shares of common stock which may in the future be issued by the Company.

The ability to issue additional shares of common stock could enable the Board to discourage an attempt to gain control of the Company by unaffiliated parties. It is not presently contemplated that any of the remaining shares of common stock would be issued for the purpose of making the acquisition by an unwanted suitor of a controlling interest in the Company more difficult. However, if the Board were to oppose such a suitor in the future, it could (if consistent with its fiduciary duties and within the limits imposed by applicable law) cause the Company to issue additional shares of common stock (or shares of preferred stock) in a public or private sale, merger or similar transaction which would increase the number of outstanding shares of such stock, thereby possibly diluting the interest of a party attempting to gain control of the Company. The additional number of authorized shares could have the effect of making it more difficult for a third party to take over the Company in a transaction not approved by the Board.

Shareholder Vote Required

Approval of the amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock requires the affirmative vote of more than two-thirds of the outstanding shares of the Company’s common stock. Failures to vote, abstentions, and broker non-votes will not count as votes cast on the proposal, and, accordingly, will have the same effect as votes against the proposed amendment.

The Board recommends that shareholders vote “FOR” approval of this proposal to amend the Company’s articles of incorporation to increase the authorized shares of common stock.

PROPOSAL 4 – RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit and Risk Governance Committee of the Board has appointed Elliott Davis, PLLC (“Elliott Davis”) as the Company’s independent registered public accounting firm for the year ending December 31, 2022. The Board approved this appointment. Elliott Davis also served as the independent registered public accounting firm for the year ended December 31, 2021.

Representatives of Elliott Davis will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Although shareholder ratification is not required by the Company’s Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that shareholders ratify the selection of Elliott Davis as the Company’s independent registered public accounting firm for 2022. If shareholders do not ratify the selection of Elliott Davis, the Audit and Risk Governance Committee will reconsider its appointment.

The Board unanimously recommends that you vote “FOR” the approval of the ratification of the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Change in Firms

Elliott Davis replaced Brown, Edwards & Company, LLP (“Brown Edwards”), which the Company dismissed as its independent registered public accounting firm on September 16, 2020, effective immediately following the filing of the Form 10-Q with the SEC for the quarter ended September 30, 2020. The Company expects that a representative of Brown Edwards also will be present at the Annual Meeting. Brown Edwards served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2019. The audit reports of Brown Edwards on the consolidated financial statements of the Company as of and for the years ended December 31, 2018 and 2019 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended December 31, 2018 and 2019 and from January 1, 2020 through September 16, 2020, (i) there were no disagreements with Brown Edwards on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that, if not resolved to Brown Edwards’s satisfaction, would have caused Brown Edwards to make reference in connection to their opinion to the subject matter of the disagreement and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the federal securities laws.

During the two fiscal years ended December 31, 2018 and 2019 and from January 1, 2020 through September 16, 2020, neither the Company nor anyone on its behalf consulted Elliott Davis regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that Elliott Davis concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue. During the two fiscal years ended December 31, 2019 and 2018 and from January 1, 2020 through September 16, 2020, neither the Company nor anyone on its behalf consulted Elliott Davis regarding any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following tables present aggregate fees paid or to be paid by the Company and the Bank for professional services rendered by Elliott Davis and Brown Edwards with respect to the years ended December 31, 2020 and 2021. Audit fees include audit and review services, consents and review of documents filed with the SEC. Audit-related fees consist of research and consultation concerning financial accounting and reporting standards and audits of the Company’s benefit plans. Tax fees include preparation of federal and state tax returns and consultation regarding tax compliance matters.

Fees to Elliott Davis, PLLC in 2020 and 2021

	Fiscal 2020	Fiscal 2021
Audit Fees	$182,733	$402,768
Audit-related Fees	49,424	168,550
Tax Fees	17,750	25,985

Total Fees	$249,907	$597,303
Fees to Brown, Edwards & Company, LLP in 2020 and 2021
	Fiscal 2020	Fiscal 2021
Audit Fees	$170,449	$21,100
Audit-related Fees	85,614	37,800
Tax Fees	19,000	—

Total Fees	$275,063	$58,900

The Audit and Risk Governance Committee pre-approves all audit, audit-related and tax services on an annual basis, and, in addition, authorizes individual engagements as needed.

REPORT OF THE AUDIT AND RISK GOVERNANCE COMMITTEE

The Audit and Risk Governance Committee of the Company oversees the Company’s financial reporting processes on behalf of the Board. The Committee is elected by the Board. All members of the Committee are independent of management and the Committee operates under a written charter adopted by the Board and the Committee.

While management has the primary responsibility for the quality and integrity of the Company’s financial statements and reporting processes, the Audit and Risk Governance Committee provides oversight and assistance to management in fulfilling this responsibility. In its oversight responsibilities, the Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and discussed the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements.

In addition, the Audit and Risk Governance Committee obtained from the Company’s independent registered public accounting firm the written disclosure and the letter required by the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit and Risk Governance Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit and Risk Governance Committee also monitored the internal audit functions of the Company, including the independence and authority of its reporting obligation, the proposed audit plan for the coming year, and the adequacy of management response to internal audit findings and recommendations.

In reliance on the reviews and discussions referred to above, the Audit and Risk Governance Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Audit and Risk Governance Committee

Mensel D. Dean (Chair)
Larry Dees
Richard A. Farmar, III
Vance H. Spilman
Carolyn J. Woodruff

OTHER MATTERS

Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy shall be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.

SHAREHOLDER NOMINATIONS AND PROPOSALS

For a shareholder to nominate a candidate for director at the Company’s annual meeting of shareholders, notice of nomination must generally be received by the Corporate Secretary of the Company not less than 60 days and not more than 90 days prior to the one-year anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. The notice must describe various matters regarding the nominee and the shareholder giving the notice as required by the Company’s bylaws. It is presently anticipated that the Company’s 2023 annual meeting of shareholders will be held on June 21, 2023. In order for a shareholder to nominate a candidate for director at the Company’s 2023 annual meeting, written notice of such nomination must be received by the Corporate Secretary of the Company at the Company’s corporate office no later than April 16, 2023 and no earlier than March 17, 2023, and meet all other applicable requirements set forth in the Company’s bylaws. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with its 2023 annual meeting of shareholders, the proposal must be in proper form and meet the requirements of Rule 14a-8 under the Exchange Act, and must be received by the Company at its corporate office no later than January [•], 2023.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, excluding exhibits, as filed with the SEC can be obtained without charge by writing to the Company’s Corporate Secretary at Blue Ridge Bankshares, Inc., 1807 Seminole Trail, Charlottesville, Virginia 22901. This information may also be accessed, without charge, by visiting either the Company’s website at www.mybrb.com or the SEC’s website at www.sec.gov. The information on the Company’s website is not a part of this Proxy Statement.

APPENDIX A

ARTICLE VI

~~STAGGERED~~ TERMS FOR DIRECTORS

~~The Board of Directors of the corporation shall be divided into three classes, a first class, second class and third class with one third of the Directors being in each class. Each class of Directors shall be elected for three year terms.~~

Until the 2023 annual meeting of shareholders, the Board of Directors of the Corporation shall be divided into three classes, a first class, second class and third class, as nearly as equal in number as possible. Beginning with the 2023 annual meeting of shareholders, each director nominee of the Corporation shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal; provided, however, no terms in effect prior to the 2023 annual meeting shall be shortened. Accordingly, (i) at the 2023 annual meeting of shareholders, the director nominees standing for election to fill directorships held by directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2024 annual meeting of shareholders, (ii) at the 2024 annual meeting of shareholders, the director nominees standing for election to fill directorships held by directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2025 annual meeting of shareholders and (iii) at the 2025 annual meeting of shareholders and each annual meeting of shareholders thereafter, all director nominees shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders.

A-1

01—Brian K. Plum – Term Expiring 2025 04—Elizabeth H. Crowther – Term Expiring 2025 02—Robert S. Janney – Term Expiring 2025 05—Vance H. Spilman – Term Expiring 2025 For Withhold For Withhold 1 U P X 03—Carolyn J. Woodruff – Term Expiring 2025 For Withhold Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03MDRB + + Proposals — The Board of Directors recommends a vote FOR all the nominees listed and a vote A FOR Proposals 2, 3, and 4. 1. Election of Directors: To elect five Company directors for a term of three years Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2022 Annual Meeting Proxy Card For Against Abstain 2. To approve an amendment to the Company’s articles of incorporation to declassify the Company’s Board of Directors. 4. To ratify the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2022. For Against Abstain 3. To approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock from 25,000,000 to 50,000,000. 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 5 3 8 6 2 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # ? ? You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/BRBS or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/BRBS Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BRBS 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 15, 2022 Mensel D. Dean, Andrew C. Holzwarth, and C. Frank Scott, III, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Blue Ridge Bankshares, Inc. to be held on June 15, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposals 2, 3, and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy – Blue Ridge Bankshares, Inc. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + The 2022 Annual Meeting of Shareholders of Blue Ridge Bankshares, Inc. will be held on June 15, 2022, at 10:00 A.M. ET, virtually via the internet at meetnow.global/MHHTS4P. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.